Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kaixin Auto Holdings:

We consent to the incorporation by reference in the registration statement No. 333-233442 on Form S-8 of Kaixin Auto Holdings of our report dated July 10, 2020, with respect to the consolidated balance sheet of Kaixin Auto Holdings as of December 31, 2019, and the related consolidated statement of operations, comprehensive loss, changes in equity (deficit), and cash flows for the year then ended, and the related notes and financial statement schedule I (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 20-F of Kaixin Auto Holdings.

Our report refers to our audit of the adjustments to the 2018 and 2017 consolidated financial statements to retrospectively give the effect of the reverse recapitalization as described in Note 1(a) to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2018 and 2017 consolidated financial statements other than with respect to such adjustments.

Our report dated July 10, 2020 contains an explanatory paragraph that states that the Company has experienced recurring losses from operations, had an accumulated deficit, generated negative cash flows from operating activities, and has short term debt in default, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to a change in the method of accounting for leases.

/s/ KPMG Huazhen LLP

Beijing, China

July 10, 2020